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                                                                    EXHIBIT 10.4

                           SEARCH RESULTS AGREEMENT

          This SEARCH RESULTS AGREEMENT ("Agreement") is made as of the 29'nd day of March, 2000 ("Effective Date") between FINDWHAT.COM, INC., a Nevada corporation with a principal place of business at 121 West 27/th/ Street, Suite 903, NY, NY 10001 ("FindWhat.com"), and The BigHub, Inc., a Florida corporation, with a principal place of business at 3388 Via Lido, Newport Beach, CA ("Company").

       A. FindWhat.com operates an Internet search engine (the "FindWhat.com Website") and contracts directly with business entities worldwide that promote their business and/or products on the Web.

       B. Company is a megasearch engine that performs its searches through the use of multiple independent Internet search engines to produce a larger list and variety of results for individual consumers.

       C. Company wishes to utilize FindWhat.com as an Internet search engine and FindWhat.com wishes to be used as an Internet search engine in connection with Company's megasearch engine website all upon the terms and conditions of this Agreement.

Section 1.  Definitions.

       1.1 "Click Through Revenue" is the net revenue actually paid to FindWhat.com by an entity represented in a Search Result generated by FindWhat.com when a User clicks on such Search Result and visits the website of such entity. For example, if Advertiser fee is $1.00 per click through and FindWhat.com actually receives the entire $1.00 from the Advertiser for such click through, then FindWhat.com's Click Through Revenue is $1.00 and FindWhat.com will pay Company $.40 cents of such revenue (as provided in Section
5.1 hereof.

       1.2 "Company Content" shall mean the text, graphics, audio, video and other content in any form contained in the Company Websites and each excluding FindWhat.com Intellectual Property.

       1.3 "Company Websites" shall be the megasearch engine located at http://www.thebighub.com or such subsequent website that Company locates the
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megasearch engine currently located at the Web address set forth above as well as any other website that displays Company's Search Results.

       1.4 "End User Conversion Revenue" means certain revenue received from Advertisers as follows: a consumer ("End User") clicks on an advertisement on the FindWhat.com Website and as a result of the click through to the Advertiser's Website from FindWhat.com's Website, the Advertiser receives money from the End User due to a purchase made by the End User; the Advertiser then pays FindWhat.com a percentage of the revenue received from the End User. FindWhat.com will only pay a percentage of the End User Conversion Revenue actually received by FindWhat.com in accordance with the terms of this Agreement.

       1.5 "FindWhat.com Intellectual Property" shall mean the FindWhat.com Website, FindWhat.com Search Result Content, FindWhat.com Licensed Marks, any FindWhat.com marketing materials and any other patents, patent rights, service marks, trademarks, trademark rights, trade names, trade name rights, copyrights (whether registered or not), know-how, technology and trade secrets, now owned or hereafter acquired or developed by FindWhat.com.
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     1.6  "FindWhat.com Licensed Marks" shall mean the trademarks, trade names, service marks and logos, including the FindWhat.com logo and the FindWhat.com/sm /service mark, which are: (a) provided by FindWhat.com to Company as part of a Search Result, and/or (b) provided to the Company pursuant to the terms of this Agreement.

     1.7 "FindWhat.com Search Result Content" shall mean the entire content of the Search Result obtained by FindWhat.com for Company including the appearance and placement of all wording and any FindWhat.com Licensed Marks.

     1.8  "Query" shall mean a search initiated by a User on any Company
Websites.
     1.9 "Search Results" means the results obtained by a Search Engine in response to a User Query.

     1.10 "Start Date" will be that date, not later than 30 business days following the Effective Date, that FindWhat.com will begin to be utilized as a Search Engine by Company under the terms and conditions of this Agreement.

     1.11 "Users" means users of any Company Websites.
     1.12 "Advertiser" shall mean the company or individual who has a pay for placement listing in the FindWhat.com Website.

Section 2.  Search Result and Logo Placement.

     2.1 Placement of Search Results. With respect to 100% of the Queries placed on the Company Websites, Company will only display FindWhat.com's Search Results to the extent that FindWhat.com serves Search Results for which Click Through Revenue is to be received. Results will be listed at a maximum set of 10 per page. Initial Query will return FindWhat.com's top paid results as found in FindWhat.com's listings. FindWhat.com's Search Results shall be integrated and listed in the number three position in all Search Result listings on the Company Websites.

     2.2  Logo and Trademark Placement.

     a. To the extent that FindWhat.com is included in a listing of search engines in connection with a summarized listing of Search Results (as shown on Exhibit A), FindWhat.com shall be listed in the third position, or if less than three search engines are listed then in the second or first position. With respect to any listings of the search engines utilized by the Company, FindWhat.com's logo, service mark or name will appear in the same format as other search engines' logos, service marks or names appear in such listing. For example if other search engines are listed by name and the name provides the User with the ability to click through to the search engine site, the FindWhat.com Website will also be identified by logo with associated click-through ability.

     b. FindWhat.com shall be provided as a default search engine on any portion of the Company Websites that provides a listing of search engines that permit Users to limit queries to less than all of the search engines available through the Company Websites.

     c. Company agrees to place the FindWhat.com/sm/ service mark or the FindWhat.com logo, or any subsequent trademark or service mark designated by FindWhat.com, at the beginning of any Search Result obtained by FindWhat.com and displayed on the Company Websites in the same format used by Company for attributing its other Search Results.

Section 3.  Search Result Format.  Company agrees:
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     a.   To display any Search Result obtained from FindWhat.com in the format received from FindWhat.com as displayed in EXHIBIT A, and not to alter the FindWhat.com Search Result Content or FindWhat.com Licensed Marks appearing in the Search Result provided by FindWhat.com.

     b. To provide links to FindWhat.com Search Result Content from the Search Results obtained by FindWhat.com and displayed on the Company Websites, via the URLs designated by FindWhat.com; and

     c. To transmit to Users via the Web the FindWhat.com Search Result Content along with other Search Results obtained from other search engines in response to a User Query on the Company Websites pursuant to the format and other terms and conditions contained in this Agreement.

Section 4. Duties of the Parties.

     4.1 FindWhat.com agrees to deliver to Company URL's providing the Company and Users access to FindWhat.com Search Results Content in response to Queries on the Company Websites throughout the term of this Agreement.

     4.2 Prior to the Start Date and throughout the term of this Agreement, Company will:

     a. Display the FindWhat.com Search Result Content, FindWhat.com logo and FindWhat.com/sm/ service mark, in accordance with the other terms and conditions of this Agreement.

     b. Test the functionality and appearance of and assist FindWhat.com in verifying functionality and appearance of the FindWhat.com Search Result Content, test the links to the FindWhat.com Search Result Content and ensure that Users gain timely access to the FindWhat.com Search Result Content; and

     4.3 FindWhat.com may require, in its sole discretion, and Company agrees to assist in, the removal or alteration of any portion of the FindWhat.com Intellectual Property.

     4.4 Company will provide support to Users for questions and problems that arise relating to FindWhat.com Search Result Content or refer such Users to FindWhat.com's customer service in a timely manner.

     4.5 Company will not solicit any advertiser associated in any way with FindWhat.com.

     4.6 Company will not save any Search Result provided by FindWhat.com and agrees to initiate a new search through FindWhat.com for each User Query posed on the Company Websites.

Section 5.  Payment.

     5.1 FindWhat.com agrees to pay Company forty percent (40%) of all Click Through Revenue actually received by FindWhat.com resulting directly from User click throughs on the FindWhat.com Search Result Content displayed on Company Websites during the term of this Agreement. When Search Results are returned in a summarized format as shown on Exhibit A to this Agreement, click through credit will be assigned to the first ordered search engine within the Search Result and no Click Through Revenue will be due from FindWhat.com if FindWhat.com is not listed in the first position of the list of search engines that returned the Search Result.

     5.2 In the event that FindWhat.com is compensated by an Advertiser through any means other than direct pay for placement advertising, The BigHub.com shall be entitled to 40% of the end user conversion revenue paid to FindWhat.com.
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       5.3  FindWhat.com will track the Click Through Revenue and end user conversion revenue received by FindWhat.com from Advertisers and pay the percentage due to Company as described in Section 5.1 and 5.2 within 10 days after the end of each calendar month.

       5.4 Company shall have the right, to audit FindWhat.com's books and records for the purpose of verifying payments made under this Agreement. Such audits shall be made not more than twice per year, on not less than ten (10) days written notice, during regular business hours, by such party's independent auditors. An audit can only be for the previous twelve-month period dating back from the date of this audit.

Section 6. Ownership and Licenses.

       6.1 Except as set forth in this Agreement, nothing in this Agreement will vest in Company any right, title or interest in the FindWhat.com Intellectual Property or any copyright, trademark and other intellectual property rights therein.

       6.2 Subject to the terms and conditions of this Agreement and only during the Term of this Agreement, FindWhat.com hereby grants to Company a limited, revocable, non-exclusive, worldwide license to use the FindWhat.com Search Result Content and FindWhat.com Licensed Marks for the purpose of utilizing FindWhat.com as a search engine and displaying FindWhat.com Search Results on the Company Websites and to perform the duties set forth in Sections 2, 3 and 4 above.

       6.3 FindWhat.com gives Company the right to redistribute the FindWhat.com search engine results as part of Companies private label portal package or part of Megasearch tool, but not as a stand-alone piece of content. All terms including but not limited to compensation and obligations as illustrated throughout this Agreement will apply to any and all private label, co-branding or link agreements that results in Company providing it's megasearch.

       6.4 Each party reserves all rights in its intellectual property not specifically granted herein.

Section 7. Confidentiality. The parties each agree that the terms of this Agreement are strictly confidential neither party will disclose the existence of or terms of this Agreement to any third party without the prior written consent of the other party to both the fact and content of such proposed disclosure.

Section 8. Term and Termination.

       8.1 Term. This Agreement will be effective upon signature of an authorized representative of all parties and continue for two years ("Term"), unless terminated earlier pursuant to the terms hereof. This Agreement shall be automatically renewed for a one (1) year term ("Renewal Term") each subsequent year thereafter unless either party gives the other written notice of cancellation at least ninety (90) days prior to the expiration of the Initial Term or any Term Year as hereinafter defined. For purposes of this Agreement, a Term Year shall be the same twelve (12) month period as the first twelve (12) month period of the Initial Term.

       8.2 Termination. Notwithstanding Section 8.1, this Agreement may be sooner terminated as follows:

       a. Either party may terminate this Agreement effective immediately if the other party is in default of any material obligation under this Agreement, and such default shall have continued unremedied for a period of 30 days following written notice of such default given by the nondefaulting party to the defaulting party.
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       b.  Either party may terminate this Agreement, effective immediately, if the other party is adjudicated bankrupt, becomes insolvent, voluntarily or involuntarily commences liquidation, if a receiver (temporary or permanent) for its property or a part thereof is appointed by a court of competent jurisdiction and not dismissed within 30 days after appointment, if it makes a general assignment for the benefit of creditors, or if execution is levied against substantially all of its property or which would have an adverse effect on the operation of its business and is not removed within 30 days.

       c.  FindWhat.com may terminate this Agreement effective immediately if:
       (i) Company ceases to provide Users access to the Company and such access denial has continued unremedied for 7 days after written notice from FindWhat.com; (ii) there is a change in the content, quality or functionality of the Company Websites that FindWhat.com determines in its sole discretion to be unfavorable to FindWhat.com; (iii) Company fails to perform any of the duties set forth in Section 2 of this Agreement.

       8.3 Effect of Termination. Upon the effective date of termination, all rights and obligations of the parties will terminate except:

       a. Each party's duty of Confidentiality pursuant to Section 7 of this Agreement;

       b. FindWhat.com's duty to pay Click-Through Revenue received through the date of termination and in accordance with the terms of Section 5 of this Agreement; and

       c. Each party shall be obligated to remove the other party's Intellectual Property from its respective Website and any marketing materials.

Section 9. Warranty Disclaimer. ALL PARTIES HERETO EXPRESSLY DISCLAIM ANY REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. Furthermore, neither party makes any representation or warranty to the other party that the performance of its obligations under this Agreement will produce any level of profits or business for the other party.

Section 10. Mutual Indemnification. Company agrees to indemnify, defend and hold FindWhat.com, its successors officers, directors, employees and assigns harmless from any and all actions, claims, demands, costs, liabilities, expenses (including attorney fees) and damages that arise directly or indirectly out of the existence, use and maintenance of the Company Websites. FindWhat.com agrees to indemnify, defend and hold Company, its successors, officers, directors, employees and assigns harmless from any and all actions, claims, demands, costs, liabilities, expenses (including attorney fees) and damages that arise directly or indirectly out of the existence, use and maintenance of the FindWhat.com Website.

Section 11. Limitation of Liability. FindWhat.com shall not be liable for any special, indirect, consequential (including but not limited to lost profits), incidental, exemplary or punitive damages arising, directly or indirectly, out of its performance of this Agreement.

Section 12. Miscellaneous.

       12.1 Notices. Any notice required or permitted by this Agreement shall be deemed given if delivered by certified mail, postage prepaid, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives
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notice hereunder. Delivery shall be deemed effective three (3) days after deposit with the U.S. Post Office.

     12.2 Severability. If any clause or provision in this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it will not affect the validity of any other clause or provision this Agreement, which will remain in full force and effect.

     12.3 Complete Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to this specific subject matter thereof. There are no terms, obligations, covenants, representations, statements, or conditions relating to the subject matter thereof other than those contained in this Agreement. No variation or modification of this Agreement or waiver of any of the terms or provisions hereof will be deemed valid unless in writing and signed by both parties.

     12.4  Force Majeure.   Neither party shall be deemed in default hereunder,
nor shall it hold the other party responsible for, any cessation, interruption or delay in the performance of its obligations hereunder due to causes beyond its reasonable control including, but not limited to: earthquake, flood, fire, storm or other natural disaster, act of God, labor controversy or threat thereof, civil disturbance or commotion, disruption of the public markets, war or armed conflict or the inability to obtain sufficient material, supplies, labor, transportation, power or other essential commodity or service required in the conduct of its business, including internet access, or any change in or the adoption of any law, ordinance, rule, regulation, order, judgement or decree.

     12.5 Independent Contractors. The parties hereto are independent contractors. This Agreement shall not be construed to create a joint venture or partnership between the parties. Neither party shall be deemed to be an employee, agent or legal representative of the other for any purpose and neither shall have any right, power or authority to create any obligation or responsibility on behalf of the other except as specifically set forth herein.

     12.6 Waiver. The failure by any party to exercise or enforce any of the terms or conditions of this Agreement shall not constitute a waiver of that party's rights hereunder to enforce each and every term and condition of this Agreement.

     12.7 Assignment. Neither this Agreement nor any rights or obligations thereunder may be assigned by either party without first receiving prior written consent of the other party, which consent shall not be unreasonably withheld.

     12.8 Interpretation. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and will not in any way affect the meaning or interpretation of this Agreement.

     12.9 Governing Law/Choice of Forum. This Agreement shall be governed by the laws of the state of New York, U.S.A., without reference to it choice of law rules. The parties agree that the forum for dispute resolution under this Agreement shall be located exclusively in the courts of the state of New York.

     12.10 Authority of Parties and Signatories. Each party represents and warrants that by entering into this Agreement with the other, it is not breaching any duty or obligation to any third party and that the person executing this Agreement on behalf of it is the duly authorized representative of such party and authorized to bind it to the terms of this Agreement.

     12.11 Counterparts. This Agreement may be signed in one or more counterparts each of which will be deemed an original and all of which will be deemed to be one instrument.
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AGREED AND ACCEPTED as of the Effective Date:

COMPANY:
THE BIGHUB.COM, INC.,                     FINDWHAT.COM, INC.,
A Florida Corporation                     A Nevada corporation


By:  /s/ Mark Doumani                     By:  /s/ Stacey Roarty
    --------------------------                ----------------------------------
Its: EVP                                  Its: Director of Business Development
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                                   EXHIBIT A
                          FindWhat.com Search Results
                                 (sample page)


By Engine Results:
FindWhat.com

 1. Planet Toys! Best in the Universe.
    ----------------------------------
    The best toys on Earth at the best price! 100% secure ordering. http:/toysbhere.vstoretoys.com (Cost to advertiser: $0.45)
    ----------------------------------------------------------

 2. Great Toys For All Ages!!
    -------------------------
    From hot board and video games for big kids, to stuffed animals for little kids, we've got the toys that children get really excited about-and that parents get really excited about giving! Yes we have Pokemon and Beanie Babies!!
    http://smartetoys.vstoretoys.com (Cost to advertiser: $0.38)
    ------------------------------------------------------------

Summarized Results:

 1. Planet Toys! Best in the Universe.
    ----------------------------------
    The best toys on Earth at the best price! 100% secure ordering. http:/toysbhere.vstoretoys.com
    ------------------------------
    FindWhat.com (Cost to advertiser: $0.33)
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    AltaVista

 2. Great Toys For All Ages!!
    -------------------------
    From hot board and video games for big kids, to stuffed animals for little kids, we've got the toys that children get really excited about-and that parents get really excited about giving! Yes we have Pokemon and Beanie Babies!!
    http://smartetoys.vstoretoys.com
    --------------------------------
    Yahoo
    FindWhat.com (Cost to advertiser: $0.38)
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